Exhibit 99.1

Contacts:

Janet Smith

FairMarket, Inc.

781-376-5600

janet.smith@fairmarket.com

For Immediate Release

FairMarket, Inc. Announces First Quarter Results

WOBURN, Mass., May 9, 2003 — FairMarket, Inc. (Nasdaq: FAIM), a provider of private-label, Internet-based marketing and commerce solutions that incorporate dynamic pricing, today announced financial results for its first quarter ended March 31, 2003.

For the first quarter of 2003, FairMarket reported revenue of $1.4 million, an increase of $46,000 or 3.5% compared to revenue of $1.3 million in the first quarter of 2002.

The Company reported net loss for the first quarter of 2003 of $(1.6) million, or $(0.06) per share, a decrease of $10.2 million compared to a net loss of $(11.8) million, or $(0.41) per share, for the first quarter of 2002. The net losses for first quarter in each year included equity- related charges of $52,000 and $4.5 million, respectively. In addition, in the first quarter of 2002, the Company recorded a charge of $4.5 million for unutilized office space in the Company’s Woburn, Massachusetts headquarters.  This charge included rent and other related costs for the remaining term of a significant portion of the Company’s leased space and the write-down of related leasehold improvements and furniture and fixtures.

The Company ended the quarter with cash, cash equivalents and marketable securities totaling approximately $52.9 million.

About FairMarket, Inc.

FairMarket provides technology and services that help businesses harness online efficiencies to speed the rate of sales and maximize price margins on excess inventory.  FairMarket’s customers include Dell, CompUSA and SAM’S CLUB.  Headquartered in Woburn, Mass., FairMarket also has offices in the U.K.  The company can be reached at 800-531-7871 or on the Web at www.fairmarket.com.

FairMarket is a registered service mark, and the FairMarket logo is a service mark, of FairMarket, Inc.  The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

This press release contains information about future expectations, plans and prospects of FairMarket, Inc. that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including but not limited to market acceptance of FairMarket’s online auction and other e-commerce services; growth of the market for dynamic e-commerce services; the competitive nature of the online markets in which FairMarket operates; economic conditions; FairMarket’s ability to generate significant revenue to reach profitability; FairMarket’s ability to attract and retain qualified personnel; FairMarket’s ability to retain existing customers and to obtain new customers; the operation and capacity of FairMarket’s network system infrastructure; FairMarket’s ability to expand its operations in its geographic markets and the currency, regulatory and other risks associated with doing business in international markets; FairMarket’s limited operating history; and the other risks and uncertainties discussed under the heading “Factors that May Affect Results of Operations and Financial Condition” in FairMarket’s Annual Report on Form 10-K for the year ended

December 31, 2002 and other reports filed by FairMarket from time to time with the Securities and Exchange Commission. FairMarket assumes no obligation to update any of the information included in this press release.

- Financial Tables Follow -

FairMarket, Inc.

Summary Financial Data

(In thousands except per share amounts)

(Unaudited)

	March 31, 2003	March 31, 2002
Statement of Operations Data:
Revenue	$1,357	$1,311

Operating expenses:
Cost of revenue	759	1,024
Sales and marketing	562	634
Development and engineering	352	794
General and administrative	1,400	2,125
Unutilized office space charge	—	4,500
Equity-related charges	52	4,479

Total operating expenses	3,125	13,556

Operating loss	(1,768)	(12,245)
Other income, net	215	405

Net loss	(1,553)	(11,840)

Dividends and accretion on redeemable convertible preferred stock	49	—

Net loss attributable to common shareholders	$(1,602)	$(11,840)
Basic and diluted net loss per share before equity-related charges	$(0.06)	$(0.25)

Shares used in computing basic and diluted net loss per share before equity-related charges	26,586	29,175

Basic and diluted net loss per share	$(0.06)	$(0.41)

Shares used in computing basic and diluted net loss per share	26,586	29,175

	March 31, 2003	December 31, 2002
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$52,934	$54,734
Working capital	33,319	39,572
Total assets	57,387	59,267
Total stockholders’ equity	51,427	52,909